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                                                                    Exhibit 23.2
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                        CONSENT OF INDEPENDENT AUDITORS



  The Board of Directors
  Gensia Sicor Inc.

       We consent to the incorporation by reference of our report dated April 28, 1997, with respect to the consolidated balance sheet of Rakepoll Holding B.V. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three years period ended December 31, 1996, which report is incorporated by reference in the Form S-8 of Gensia Sicor Inc. pertaining to the Nonstatutory Stock Option Agreement of Donald E. Panoz.


  Rotterdam, October 21, 1997

  /s/ KPMG Accountants N.V.

  Ref:  A. Vermaas

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